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                                                                   Exhibit 99.1


                                    CONTACT:     Kevin W. McAleer
                                                 American Pad & Paper Co.
                                                 (972) 733-5421
FOR IMMEDIATE RELEASE
                                                 Robert P. Jones/Stacy Lipschitz
                                                 Stan Froelich - Press
                                                 Morgen-Walke Associates
                                                 (212) 850-5600


               AMERICAN PAD AND PAPER COMPANY COMMENTS ON OUTLOOK
                              FOR 1997 SECOND HALF


         DALLAS, Texas, September 15, 1997 -- American Pad & Paper Company (NYSE:AGP) said today that it expects to report significantly lower than expected revenues and earnings for the third and fourth quarters of 1997.

         The Ampad Division, which produces writing pads, filing supplies, envelopes and machine paper products, recently experienced lower than anticipated volume as some mass merchant and superstore customers sharply reduced inventories. In addition, the Williamhouse Division, which manufactures envelopes, is performing below management's expectations due to softer demand and highly competitive pricing.

         Primarily as a result of these factors, American Pad & Paper expects to report net sales in the range of $165 million to $170 million and earnings per share of $0.05 to $0.06 for the third quarter ending September 30, 1997. Given prevailing business conditions, the Company currently expects net sales for 1997 to be up by approximately 12% to 15% over 1996 net sales of $584 million, and earnings to be between $0.48 and $0.52 per share for the full year 1997.

         "We were not anticipating the sharp and sudden downturn in business in the second half of 1997," said Chairman and Chief Executive Officer Charles G. Hanson III.
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         "We continue to believe that once the current inventories held by distributors and customers are worked off, the long-term dynamics of our industry, and in particular the consolidation of office supply retailers, will favor large, cost-efficient, broad-line suppliers such as American Pad & Paper."

          "We have begun to take appropriate actions to address these developments," said Mr. Hanson. "Key steps include realignment of inventory and manufacturing levels and investment in key cost improvement initiatives. We plan to continue to concentrate on expanding our distribution base with existing and new customers."

          American Pad & Paper Co., which invented the legal pad in 1888, is a leading manufacturer and marketer of paper-based office products in North America. In its 21 U.S. facilities, the Company manufactures and distributes writing pads, file folders, machine papers, envelopes and other office products. Name brands include: Ampad, Century, Embassy, Gold Fibre, Huxley, Karolton, Kent, Peel & Seel, SCM, Williamhouse and World Fibre.

          This release contains forward-looking statements relating to future financial results. Actual results may differ as a result of factors over which the Company has no control, including the strength of domestic and foreign economies, sales declines or slower than anticipated sales growth, price and product competition and increases in raw material costs. Additional information which could affect the Company's financial results is included in the Company's prospectus on file with the Securities and Exchange Commission.

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